Exhibit 99.1

PLANAR ANNOUNCES CLOSING OF MERGER WITH LEYARD

Beaverton, Oregon – November 27, 2015 –

Planar Systems, Inc. (Nasdaq: PLNR), a global leader in display and digital signage technology, announced today that it has closed its sale to Leyard American Corporation, a subsidiary of Leyard Optoelectronic Co., Ltd., which designs, produces, and distributes a range of LED display products and its ancillary systems.

As previously announced on August 12, 2015, Planar and Leyard entered into a definitive merger agreement, pursuant to which Leyard American Corporation agreed to acquire all of the common stock of Planar for a purchase price of $6.58 per share.

Planar has requested that The Nasdaq Stock Market LLC suspend trading and delist Planar common stock in connection with the closing of the merger.

BofA Merrill Lynch served as financial advisor to Planar and Roth Capital Partners, LLC served as financial advisor to Leyard. Perkins Coie LLP provided legal advice to Planar and Shearman & Sterling LLP provided legal advice to Leyard.

About Planar

Planar, Inc. (Nasdaq: PLNR) is a global leader in display and digital signage technology, providing premier solutions for the world’s most demanding environments. Retailers, educational institutions, government agencies, businesses, utilities and energy firms, and home theater enthusiasts all depend on Planar to provide superior performance when image experience is of the highest importance. Planar video walls, large format LCD displays, interactive touch screen monitors and many other solutions are used by the world’s leading organizations in applications ranging from digital signage to simulation and from interactive kiosks to large-scale data visualization. Founded in 1983, Planar is headquartered in Oregon, USA, with offices, manufacturing partners and customers worldwide.

About Leyard

Leyard Optoelectronic Co., Ltd. designs, produces, and distributes a range of LED display products and its ancillary systems worldwide. Leyard offers indoor, outdoor, fixed and creative LED displays that are used in various applications, such as sports, advertisement, concerts, shopping malls, stadiums, exhibitions and other indoor and outdoor events. It also rents LED displays. Leyard was founded in 1995 and is headquartered in Beijing, China.

Company Contact

Planar Systems, Inc.

Ryan Gray

(503) 748-8911

ryan.gray@planar.com